EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

PHARMOS RECEIVES $1.5 MILLION GRANT

Israeli Government Office of the Chief Scientist Awards US $1.5 Million

to Fund Development of Cannabinoid Compounds and NanoEmulsion Drug Delivery System

Iselin, NJ and Rehovot, Israel, March 29, 2007 – Pharmos Corporation (Nasdaq: PARS) today announced it has been awarded a grant of up to US$ 1.5 million by the Office of the Chief Scientist (OCS) of Israel's Ministry of Industry and Trade. The funds have been granted primarily for the development of drug candidates from the Company's CB2-selective synthetic cannabinoid platform. Approximately one half of the total grant is subject to completion of a review of the ongoing cannabinor Phase 2a third molar extraction pain clinical study. In addition, a modest portion of the funding is appropriated for development of the Company’s proprietary topical NanoEmulsion drug delivery system.

The grants are awarded by OCS after a scientific review of the programs of companies applying for grant funding. The funding is available through fiscal year 2007 and is paid in accordance with actual expenditures incurred by the Company for the designated programs.

Dr. Elkan Gamzu, Chief Executive Officer, said, “As we envision the broad therapeutic potential of our synthetic cannabinoid molecule library and the breadth of potential applications for this platform technology, we appreciate the continuing support from the OCS and are committed to working to justify and validate the confidences of the Chief Scientist in Pharmos’ capabilities and potential.”

In January 2007, Pharmos reported that intravenous (i.v.) cannabinor, its leading CB2-selective synthetic cannabinoid, was generally safe and well tolerated, but failed to meet the primary endpoint of reversing capsaicin-induced pain. The Company notes that further analysis of additional endpoints of heat-induced and pressure-induced pain indicates that i.v. cannabinor does in fact exhibit a statistically significant systemic analgesic effect compared to placebo.

The Company expects to complete a separate Phase 2a clinical trial of cannabinor as a treatment for acute nociceptive pain in the near future. This single-center, randomized, double-blind, single administration study compares different i.v. doses of cannabinor with placebo in 100 healthy subjects experiencing pain following third molar extraction.

About CB2-Selective Cannabinoids

Pharmos’ cannabinoid research focus has been geared toward the development of selective and specific CB2 receptor agonists. Because they range from having little (CB2-selective) to barely detectable (CB2-specific) affinity for the central nervous system-located CB1 receptor, the CB2-selective and CB2-specific agonists lack unwanted psychotropic side effects typical of many natural cannabinoids. CB2 agonists bind to CB2 receptors which are located on immune and

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inflammatory cells. By activating CB2 receptors, CB2 agonists inhibit autoimmune and inflammatory processes and are likely to be useful for treating pain, autoimmune, inflammatory and degenerative disorders. Pharmos is developing its CB2 agonists as treatments for chronic pain and autoimmune diseases such as multiple sclerosis and rheumatoid arthritis.

About the Office of the Chief Scientist

Application for grants from the OCS are ranked and judged on various criteria including innovation and uniqueness of the technology or product, potential market forecasts, and capabilities of the company in areas including financial strength, R&D capabilities, and management experience. The Company will be required to pay royalties to the OCS ranging from 3% to 5% of product sales, if any, that result from the research and development activities conducted with such funds up to the total amount of the grants and interest. The OCS is largely focused on promoting the growth of commercial research and development in Israel. Its implementation of a 1984 government policy, codified in the Law for the Encouragement of Industrial Research and Development, includes various assistance programs that provide qualifying companies in high-tech industries with incentives to avidly undertake R&D activities. By sharing the risks inherent in high-tech research and development projects, the Israeli government hopes to facilitate expansion of its growing technological infrastructure, a main component of the country's economy.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (gastrointestinal/irritable bowel syndrome (IBS)), pain/inflammation, and autoimmune disorders. The Company's lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company's core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
S. Colin Neill, CFO	John Quirk (investors)
(732)452-9556	(646) 536-7029

Gale Smith	Janine McCargo (media)
(732) 452-9556	(646) 536 7033

Pharmos Israel

Irit Kopelov

011-972-8-940-9679

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